Exhibit 4.2

Certain confidential information contained in this document, marked by asterisks, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Mining Lease and Option to Purchase Agreement
 Lithium Basin Project

This Mining Lease and Option to Purchase Agreement (“Agreement”) is made and entered into by and among:

Boundary Peak Minerals LLC, a Nevada limited liability company (“Owner”)

and

***

and

Global Geoscience Ltd, an Australian public company whose shares are listed on ASX (“Global”)

and

Paradigm Minerals Arizona Corporation, a Nevada corporation (“Paradigm”).

Recitals

A.          Owner owns the unpatented mining claims situated in Esmeralda County, Nevada, described in Exhibit A attached to and by this reference incorporated in this Agreement (collectively the “Property”).

B.          The parties are parties to a letter agreement which provided, among other things, for the key commercial terms of an agreement by which Owner would lease the Property to Paradigm (“Letter Agreement”).

C.          Owner desires to lease the Property to Paradigm and to grant to Paradigm the• option to acquire ownership of the Property on the terms stated in this Agreement.

Now, therefore, in consideration of their mutual promises, the parties agree as follows:

1.          Definitions.  The following defined terms, wherever used in this Agreement, shall have the meanings described below:

1.1         “Area of Interest” means the lands identified in Exhibit A as the Area of Interest.

1.2         “Closing Date” means the date on which Paradigm’s purchase of the Property is closed in accordance with Section 6.

1.3         “Deed” means the conveyance to be delivered.by Owner on closing of the Option• in accordance with Section 6.5.

1.4         “Deed of Trust” means the deed of trust to be delivered by Paradigm on closing of the Option in accordance with Section 5.6.

1.5         “Due Diligence Notice Date” means the date on which Paradigm notifies Owner that Paradigm has completed its due diligence investigation of the Property.

1.6         “Due Diligence Period” means the period to and including July 3, 2016.

1.7         “Effective Date” means the date on which this Agreement is executed by the last party to do so.

1.8         “Fifth Payment Date” means the date on which Global or Paradigm publicly announces the decision of its board of directors to cause Global, Paradigm, or an affiliated company to commence the development of a mine on the Property.

1.9         “First Payment Date” means May 26, 2016.

1.10       “Fourth Payment Date” means the second anniversary of the Effective Date.

1.11       “Global” means Global Geoscience Ltd, an Australian public company whose shares are listed on ASX, and its successors and assigns.

1.12       “Governmental Regulations” means all directives, laws, orders, ordinances, regulations and statutes of any federal, state or local agency, court or office.

1.13       “Interest Rate” means LIBOR as of the date interest becomes due under this Agreement, plus four percent (4%) per annum.

1.14       “Minerals” means all minerals and mineral materials, including gold, silver, platinum and platinum group metals, base metals (including antimony, chromium, cobalt, copper, lead, manganese, mercury, nickel, molybdenum, titanium, tungsten, zinc), boron, lithium, and other metals and mineral materials which are contemplated to be on, in or under the Property or which after the Effective Date are discovered on the Property.

1.15      · “Option” means the option granted by Owner to Paradigm to acquire ownership of the Property.

1.16       “Owner” means Boundary Peak Minerals LLC, a Nevada limited liability company, and its successors and assigns.

1.17       “Paradigm” means Minerals USA Corporation, a Nevada corporation, and its successors and assigns.

1.18       “Property” means the unpatented mining claims described in Exhibit A and .any additional unpatented mining claims located by the parties within the Area of Interest which become subject to this Agreement by operation of Section 9.

1.19       “Purchase Price” means the purchase price for the Property shall be the sum of the payments described in Section 4.

1.20       “Second Payment Date means the earlier of the Due Diligence Notice Date or July 3, 2016.

1.21       “Shares” means duly authorized and issued common shares of Global.

1.22       “Third Payment Date” means the first anniversary of the Effective Date of this Agreement.

2.          Paradigm Due Diligence.

2.1         Access.  During the Due Diligence Period, Global and Paradigm are authorized to enter on the Property for the purpose of investigating regulatory status of and title to the Property, potential environmental liabilities, and other conditions on the Property.

2.2         Termination.  At any time on or prior to the Second Payment Date, Paradigm may notify Owner that:

2.2.1      it does not wish to proceed with the transaction the subject of this Agreement; and

2.2.2      the Agreement is terminated.

2.3         Effect of Termination.  If Paradigm terminates this Agreement under Section 2.2 above:

2.3.1      it is released from the obligation to make any further payments under this Agreement (including any further payments under Section 5 and any payments under Section 8.4); and

2.3.2      Owner must promptly refund the• First Payment if required to do so under Section 5.1.

3.          Lease and Grant of Rights.  Subject to and conditional on Paradigm paying the Second Payment to Owner as provided under Section 5.2, Owner grants to Paradigm the rights and privileges described in this Section.

3.1         Lease.  Owner leases the Property exclusively to Paradigm for the purposes of exploration and prospecting for Minerals.  Notwithstanding the foregoing, Paradigm shall have no right to extract or mine Minerals (other than for exploration or prospecting purposes) without first exercising the Option and closing the sale and purchase of the Property.

3.2         Water Rights.  Subject to the regulations of the State of Nevada concerning the appropriation and taking of water, Paradigm shall have the right to appropriate and use water, to drill wells for the water on the Property and to lay and maintain all necessary water lines as may be required by Paradigm in its operations on the Property.

4.           Term.  The term of this Agreement shall commence on the Effective Date and shall expire on the first anniversary of the Effective Date, unless Paradigm elects to continue this Agreement in effect after such date by exercising the Option or this Agreement is otherwise terminated, canceled or extended.

5.           Payments.  Paradigm shall pay to Owner the payments provided in this Section.

5.1         First Payment.  The payment of the sum of *** (the “First Payment”) by Paradigm to Owner on the First Payment Date is acknowledged.  The First Payment shall be nonrefundable, except that if Paradigm’s due diligence reveals environmental liabilities in excess of *** or legal, permitting or title impediments which would unreasonably jeopardize or prevent Paradigm’s commencement of exploration on expiration of the Due Diligence Period, Paradigm will have no obligation to proceed and the First Payment shall be refunded promptly on Paradigm giving written notice to the Owner terminating this Agreement.

5.2         Second Payment.

5.2.1     On the Second Payment Date, Paradigm shall pay to Owner the sum of ***; and

5.2.2      (subject to Global shareholder approval and execution of voluntary escrow agreements by all holders) within 45 days after the Second Payment Date, Global shall deliver to Owner the number of Shares determined in accordance with this Section,

(collectively the “Second Payment”).  The Second Payment Shares shall be equivalent of *** in Shares at an exchange rate of A$1 = US$0.75 and a Share price based on the 30-trading day volume weighted average price (“VWAP”) fifteen (15) trading days either side of the Second Payment Date.  The Second Payment Shares issued will be escrowed for six (6) months from the date of issue.

5.3         Third Payment.

5.3.1      On the Third Payment Date, Paradigm shall pay to Owner the sum of ***; and

5.3.2      (subject to Global shareholder approval and execution of voluntary escrow agreements by all holders) within forty-five (45) days after the Third Payment Date, Global shall deliver to Owner the number of Shares determined in accordance with this Section,

(collectively the “Third Payment”).  The Third Payment Shares shall be equivalent of *** in Shares at an exchange rate of A$1=US$0.75 and a Share price based on the 30-trading day VWAP fifteen (15) trading days either side of the Third Payment Date.  The Third Payment Shares issued will be escrowed for six (6) months from the date of issue.  For the avoidance of doubt, if Paradigm does not exercise the Option, or terminates this Agreement under Section 20, on or before the Third Payment Date, it is released from any obligation to make the Third Payment.

5.4         Fourth Payment.

5.4.1    On the Fourth Payment Date, Paradigm shall pay to Owner the sum of ***; or

5.4.2      at Owner’s option, (subject to Global shareholder approval) within forty-five (45) days after the Fourth Payment Date, Global shall deliver to Owner the number of Shares determined in accordance with this Section as designated by Owner in increments of value of *** which shall be in lieu of the corresponding portion of the cash component of the Fourth Payment,

(the “Fourth Payment”).  If Owner elects to be paid in Shares, the Fourth Payment Shares shall be equivalent of *** in Shares at an exchange rate of A$1=US$0.75 and a Share price based on the 30-trading day VWAP fifteen (15) trading days either side of the Fourth Payment Date.  For the avoidance of doubt, if Paradigm does not exercise the Option on or before the Third Payment Date, or terminates this Agreement under Section 20 on or before the Fourth Payment Date, it is released from any obligation to make the Fourth Payment.

5.5         Fifth Payment.

5.5.1      Within five (5) business days after the Fifth Payment Date, Paradigm shall pay to Owner the sum of $3,000,000.00; or

5.5.2      , at Owner’s option, (subject to Global shareholder approval) within forty-five (45) days after the Fifth Payment Date, Global shall deliver to Owner the number of Shares determined in accordance with this Section as designated by Owner in increments of value of *** which shall be in lieu of the corresponding portion of the cash component of the Fifth Payment,

(the “Fifth Payment”).  If Owner elects to be paid in Shares, the Fifth Payment Shares shall be equivalent of $3,000,000.00 in Shares at an exchange rate of A$1=US$0.75 and a Share price based on the 30-trading day VWAP fifteen (15) trading days either side of the Fifth Payment Date.  For the avoidance of doubt, if Paradigm does not exercise the Option on or before the Third Payment Date or if Paradigm withdraws from the project and surrenders the Property in accordance with the Deed before the Fifth Payment Date, Paradigm shall be released from any obligation to make the Fifth Payment.

5.6         Payments as Binding Obligations.  If Paradigm exercises and closes the Option, subject to Section 20, the obligations to pay the Third Payment, the Fourth Payment, and the Fifth Payment shall be binding obligations of Global, Paradigm, and any entity which holds or gains control of Global or Paradigm.  Global and Paradigm agree and covenant that any agreement, arrangement, or instrument by which the control or ownership of Global or Paradigm is transferred to a third party or by which an ownership interest in the Property is transferred to a third party shall include conditions and terms by which the third party and any affiliate which acquires an interest or right to acquire an interest in the Property expressly agrees to assume and perform the cash payment obligation under this Section.The obligation to pay the Third Payment, the Fourth Payment, and the Fifth Payment shall be secured by the grant by Paradigm of a first priority lien and security interest in the Property which shall be perfected by Paradigm’s execution, delivery, and recording of the Deed of Trust.  The Deed of Trust shall be in a form which perfects Owner’s lien and security interest in accordance with Nevada law and shall contain customary terms and conditions consistent with practices and standards applicable to real property secured financing transactions in the mineral industry in Nevada.  Owner must reconvey the lien and security interest granted by the Deed of Trust promptly following payment in full of the Fifth Payment.

5.7         Shares.  If under applicable Australian, United States, Provincial and state laws and regulations or the rules of each exchange or trading association on which the Shares are listed for trading or are traded, Global or the surviving entity (if not Global) may not lawfully deliver the Shares or the shares of the surviving entity (including because Global shareholders have not approved the issue of shares under the ASX Listing Rules• or other applicable laws), Global or the surviving entity (if not Global) shall pay the applicable cash amount which was to be satisfied through the issue of Shares as specified in the relevant Section above.  The protections afforded Owner under this Section will apply equally to payments of Shares in lieu of cash payments such that the right of Owner to receive in lieu payments will not be diminished by any change in the Shares.

The Shares shall be subject to the requirements of applicable Australian laws and regulations and the rules of the ASX.  Owner acknowledges that, in addition to the legends required under Australian securities laws, the Shares will bear legends to that effect.  Owner understands and acknowledges that Global is not obligated to file and has no present intention of filing with the United States Securities and Exchange Commission or with any state securities administrator any registration statement in respect of resale of the Shares in the United States.  Global covenants, however, that it will timely file all reports required to be filed by it under Australian securities laws.

5.8         Method of Delivery of Payments.  All cash payments by Paradigm to Owner shall be paid by wire transfer to an account which Owner designates.  All Share Payments shall be paid by delivery to an address which Owner designates in holding statements for the number of Shares required to be delivered.  At Owner’s request, the Shares shall be issued to the members of Owner in such proportions as Owner instructs Global.  Global and Paradigm shall have no liability or responsibility for allocation of the cash payments or Share payments following delivery to Owner.  All Share Payments are conditional on Global shareholder approval and the execution by Owner or Warrantors as members of Owner, as applicable, of any voluntary escrow agreements provided for in Section 5.

5.9         Late Charge and Interest.  If Paradigm does not timely pay any payment, or any other amount payable by Paradigm under this Agreement within *** after the date on which such payment is due, Paradigm shall pay to Owner interest on the outstanding amount from and after the due date until the date of payment at the Interest Rate.

5.10       Currency.  All sums referred to in this Agreement are in United States currency unless otherwise specified.  Where a payment payable pursuant to Sections 5.1 to 5.5 is required to be converted from Australian currency to United States currency or vice versa, an exchange rate of A$1=US$0.75 shall be applied.

6.            Option.  Owner grants to Paradigm the exclusive right to acquire ownership of the entire interest in the Property, subject to Paradigm’s obligations under the conveyance executed and delivered by Owner on the closing of the Option.  Paradigm may exercise the Option at any time on or before the Third Payment Date.  The portion of the Purchase Price payable on exercise of the Option shall consist of the cash and Share payments described in Sections 5.1 through 5.3 outstanding at the time the Option is exercised.

6.1         Notice of Election.  If Paradigm elects to exercise the Option, Paradigm shall deliver written notice to Owner.  On Owner’s receipt of Paradigm’s notice of exercise of the Option, the parties promptly shall complete the purchase and sale of the Property.  Paradigm shall pay the cash component of the Purchase Price on or before the Third Payment Date and shall deliver the Share component of the Purchase Price within *** days after Paradigm’s delivery of the notice.

6.2         Real Property Transfer Taxes.  Paradigm shall pay the real property transfer taxes, if any, the costs of escrow and all recording costs incurred in closing of the Option.

6.3         Proration of Taxes.  Payment of any and all state and local real property and personal property taxes levied on the Property, if any, and not otherwise provided for in this Agreement shall be prorated between the parties as of the closing of any transaction on the basis of a thirty (30) day month.

6.4         Payment on Closing.  On closing of the Option, Paradigm shall pay the Purchase Price (other than the cash or Share payments described in Sections 5.4 and 5.5), less the amount of the cash and Share payments previously delivered by Global and Paradigm and received by Owner.

6.5          Conveyance on Closing.  If Paradigm exercises and closes the Option, Owner shall execute and deliver to Paradigm a conveyance of the Property in the form of the Deed attached to this Agreement as Exhibit B and a declaration of value for the Deed.  Paradigm shall execute and deliver a declaration of value for the Deed and the Deed of Trust as provided in Section 5.6.  Owner and Paradigm shall execute and deliver such other written assurances and instruments as are reasonably necessary for the purpose of closing the purchase and sale of the Property.

6.6         Effect of Closing.  On closing of the Option, Paradigm shall own the Property, subject to the obligations stated in the Deed and the Deed of Trust.

6.7         Post Closing Payments.  Following the Closing Date, Paradigm shall pay the components of the Purchase Price provided in Section 5.4 and 5.5 (unless Paradigm elects to withdraw from and surrender the Property before the applicable payment date).  Paradigm may elect, in its sole discretion, to pay either of the outstanding components of the Purchase Price provided in Section 5.4 and 5.5 earlier than the applicable payment date

7.            Compliance With The Law.

7.1         During the term of this Agreement and thereafter until Paradigm’s payment of the Fifth Payment, Paradigm shall, at its sole cost, promptly comply with all Governmental Regulations relating to the condition, use or occupancy of the Property by Paradigm, including ,but not limited, to all exploration, development, and mining work performed by Paradigm during the term of this Agreement.

7.2         During the term of this Agreement and thereafter until Paradigm’s payment of the Fifth Payment, Paradigm shall, at its sole cost, promptly comply with all applicable Governmental Regulations regarding reclamation of the Property and Paradigm shall defend, indemnify and hold harmless Owner from any and all actions, assessments, claims, costs, fines, liability and penalties arising from or relating to Paradigm’s failure to comply with any applicable Governmental Regulations.

7.3         Owner agrees to cooperate with Paradigm in Paradigm’s application for governmental licenses, permits and approvals, the costs of which, including the reasonable costs incurred by Owner in response to Paradigm’s request for cooperation, shall be borne by Paradigm.

7.4         During the period to and including the date on which Paradigm pays the Fourth Payment, at Owner’s request, Paradigm shall provide Owner with copies of Paradigm’s plans, maps and other documents submitted in compliance with Government Regulations and all agreements with government agencies pertaining to the Property, including but not limited to, notices of intent to operate, plans of operation, environmental impact statements, reclamation statements, and communications sent to any such agency or received by Paradigm from any such government agency which are related to such submissions or agreements.  On the Closing Date, at Owner’s sole cost and expense, Owner must deliver any such information held by it to Paradigm.

8.           Paradigm’s Work Practices and Reporting.

8.1         Work Practices.  During the period to and including the date on which Paradigm pays the Fourth Payment, Paradigm shall work the Property in a miner-like fashion.

8.2         Inspection of Data.  During the period to and including the date on which Paradigm pays the Fourth Payment, Owner shall have the right to examine and make copies of all data, including interpretative data, regarding the Property in Paradigm’s possession during reasonable business hours and upon prior notice, provided, however, that the rights of Owner to examine such data shall be exercised in a manner that does not interfere with the operations of Paradigm.

8.3         Reports.  During the period to and including the date on which Paradigm pays the Fourth Payment, on or before March 1 of each year during that period (and within thirty (30) days after the Closing Date, Paradigm shall deliver to Owner a comprehensive report of Paradigm’s activities conducted on the Property for the previous calendar year.  The report shall include factual data in digital format which is readable and useful using commercially available software which is customarily used in the mineral industry in the United States.  Each report and all digital and written data shall be in English.  The annual report shall include a description of the Mineral resources and reserves on the Property and their locations, the amount and a description of all of Paradigm’s qualified expenditures during the preceding calendar year and a description of Paradigm’s exploration, development and mining plans for the succeeding calendar year.  Within thirty (30) days following the end of each calendar quarter during the term of this Agreement, Paradigm shall deliver to Owner a summary report of Paradigm’s operations.  On or before March 1 of each year after the Closing Date until Paradigm has paid the Purchase Price in full, including the Fifth Payment, Paradigm shall deliver to Owner a summary report of Paradigm’s activities conducted on the Property for the previous calendar year.

8.4         Work Commitment.  Subject to Section 2.3.1, on or before the Third Payment Date.  Paradigm shall incur expenditures in the amount of *** for the exploration for and development of Minerals on the Property.  Qualified expenditures shall include, by way of illustration and not by limitation, the costs of geological, geochemical and geophysical mapping, reconnaissance, and surveying; drilling; environmental compliance; feasibility studies; sample collection; assaying of samples; consulting services; direct costs of employment of Paradigm’s employees working directly on the Property; equipment, materials and supplies; fees paid to governmental agencies for applications for approvals, consents, licenses and permits for Paradigm’s operations on the Property or in the Area of Interest; and costs and fees paid to maintain the Property, including federal annual mining claim maintenance fees for unpatented mining claims; and reasonable administrative and corporate overhead costs not to exceed *** of the total amount of qualified expenditures (but not including payments of federal mining claim filing and annual mining claim maintenance fees and county recording mining claim fees).  Costs incurred by Owner or Paradigm to locate additional unpatented mining claims in the Area of Interest shall be reimbursed to Owner or paid by Paradigm, as applicable.  If Paradigm does not expend the requisite amount of qualified expenditures on or before the Third Payment Date, Paradigm may elect to pay Owner the amount equal to the difference between the requisite amount and the amount of Paradigm’s actual qualified expenditures during such period (the “Differential”).  If Paradigm so elects, it shall pay the Differential to Owner within ten (10) days after the Third Payment Date.  If Paradigm does not expend the requisite qualified expenditures and does not timely pay the Differential, Owner may deliver notice of Paradigm’s failure to do so and if within ten (10) business days following Paradigm’s receipt of Owner’s notice Paradigm does not pay the Differential, Paradigm’s failure to pay the Differential shall be a default by Paradigm and Owner may terminate this Agreement in accordance with Section 19.  In all events, Paradigm shall remain liable and obligated to pay the Differential to Owner. Paradigm shall offer to the current members of Owner the opportunity to enter consulting agreements for exploration services for the Property.  The consulting agreements shall be separate from this Agreement.

9.           Scope of Agreement.  This Agreement shall extend to and include the unpatented mining claims described in Exhibit A and any other unpatented mining claims located by Owner, Global or Paradigm which are situated partially or entirely in the Area of Interest, including any unpatented mining claims located to appropriate any fractions or gaps among the unpatented mining claims described in Exhibit A.  Paradigm shall pay or reimburse Owner, as applicable, for all costs and expenses to locate the unpatented mining claims incurred before, on or following the Effective Date.  All new locations shall be part of the mining claims subject to this Agreement.  The parties will promptly after location of such claims execute and deliver an addendum to this Agreement and an amended memorandum of this Agreement to such effect.

10.         Liens and Notices of Non-Responsibility.  Paradigm agrees to keep the Property at all times free and clear of all liens, charges and encumbrances of any and every nature and description done made, or caused by Paradigm, and to pay, and defend, indemnify and hold harmless Owner from and against, all indebtedness and liabilities incurred by or for Paradigm which may or might become a lien, charge or encumbrance; except that Paradigm need not discharge or release any such lien, charge or encumbrance so long as Paradigm disputes or contests the lien, charge or encumbrance and posts a bond in a form sufficient to Owner and in an amount sufficient to discharge the lien, charge, or encumbrance.  Subject to Paradigm’s right to post a bond in accordance with the foregoing, if Paradigm does not within thirty (30) days following the imposition of any such lien, charge or encumbrance, cause the same to be released of record, Owner shall have, in addition to Owner’s contractual and legal remedies, the right, but not the obligation, to cause the lien to be released by such manner as Owner deems proper, including payment of the claim giving rise to such lien, charge or encumbrance.  All sums paid by Owner for and all expenses incurred by it in connection with such purpose, including court costs and attorney’s fees, shall be payable by Paradigm to Owner on demand with interest at the Interest Rate.  The obligations of Paradigm contained in this Section shall survive the expiration of the term or other termination of this Agreement to the extent necessary to assure that Owner shall not be liable for or incur any cost or expense as a result of Paradigm’s activities on or relating to the Property.  Nothing in this Section shall limit or prohibit Paradigm’s right to grant a security interest in its rights under this Agreement for the purpose of securing financing for Paradigm or its affiliates, provided that such security interest shall be junior and subordinate to the lien and security interest which Paradigm grants to secure Paradigm’s payment of the Fourth Payment and Fifth Payment.

11.          Taxes.

11.1       Real Property Taxes.  The parties acknowledge that there are presently no real property taxes assessed against the unpatented mining claims which constitute part of the Property.

11.2       Personal Property Taxes.  Each party shall promptly when due pay all taxes assessed against such party’s personal property, improvements or structures placed or used on the Property.

11.3       Income Taxes.  Neither party shall be liable for any taxes levied on or measured by income or other taxes applicable to the other party, based upon payments under this Agreement or under the conveyance executed and delivered by Owner on the closing of the Option.

11.4       Delivery of Tax Notices.  If a party receives tax bills or claims which are the other party’s responsibility, such party shall promptly forward them to the other party for payment.

12.          Insurance and Indemnity.

12.1       Paradigm’s Liability Insurance.  At its sole cost, Paradigm shall keep in force during this Agreement term a policy of commercial general liability insurance covering property damage and liability for personal injury occurring on or about the Property, with limits in the amount of at least *** per occurrence for injuries to or death of any person.  Paradigm shall cause its insurance carrier to identify Owner as an additional insured of the policy and shall deliver to Owner a certificate of such insurance policy.

12.2       Form and Certificates.  The policy of insurance required ,to be carried by Paradigm pursuant to this Section shall be with a company approved by Owner and •shall have a Best’s Insurance Rating of at least A-VII or such other rating acceptable to Owner.  Such policy shall name Owner as an additional insured and contain a cross-liability and severability endorsement.  Paradigm’s insurance policy shall also be primary insurance without right of contribution from any policy carried by Owner.  A certificate of insurance and a copy of Paradigm’s insurance policy shall be provided to Owner before any entry by Paradigm or its agents or employees on the Property and shall provide that such policy is not subject to cancellation, expiration or change, except upon thirty (30) days prior written notice to Owner.

12.3       Waiver and Indemnification.  Owner shall not be liable to Paradigm and Paradigm waives all claims against Owner for any injury to or death of any person or damage to or destruction of any personal property or equipment or theft of property occurring on or about the Property or arising from or relating to Paradigm’s business conducted on the Property.  Paradigm shall defend, indemnify and hold harmless Owner and Owner’s agents, directors, employees, and members from and against any and all claims, costs, damages, expenses, judgments or liabilities arising from or relating to Paradigm’s activities on the Property.  Owner shall defend, indemnify and hold harmless Paradigm and Paradigm’s agents, directors, employees, and members from and against any and all claims, costs, damages, expenses, judgments or liabilities arising from or relating to Owner’s activities on the Property.

13.          Environmental.

13.1      Definitions.  Hazardous Materials means any material, waste, chemical, mixture  or byproduct which:  (a) is or is subsequently defined, listed, or designated under Applicable Environmental Laws (defined below) as a pollutant, or as a contaminant, or as toxic or hazardous; or (b) is harmful to or threatens to harm public health, safety, ecology, or the environment and which is or hereafter becomes subject to regulation by any federal, state or local governmental authority or agency.  Applicable Environmental Laws means any applicable federal, state, or local government law (including common law), statute, rule, regulation, ordinance, permit, license, requirement, agreement or approval, or any applicable determination, judgment, injunction, directive, prohibition or order of any governmental authority with jurisdiction at any level of federal, state, or local government, relating to pollution or protection of the environment, ecology, natural resources, or public health or safety.

13.2       Hazardous Materials Activities.  Paradigm shall limit any use, generation, storage, treatment, transportation, and handling of Hazardous Materials in connection with Paradigm’s use of the Property (collectively “Hazardous Materials Activities”) to those Hazardous Materials, and to quantities of them, that are necessary to perform activities permitted under this Agreement.  Hazardous Materials Activities include, without limitation, all such activities on or about the Property by Paradigm’s employees, partners, agents, invitees, contractors and their subcontractors.  Paradigm shall not cause or permit any Hazardous Materials to be disposed or abandoned at the Property, except as allowed under Applicable Environmental Laws.  Paradigm shall cause all Hazardous Materials Activities to be performed in strict conformance to Applicable Environmental Laws.  Paradigm shall promptly notify Owner of any actual or claimed violation of Applicable Environmental Laws in connection with Hazardous Materials Activities, and Paradigm shall promptly and thoroughly cure any violation of Applicable Environmental Laws in connection with Hazardous Materials Activities.  If any governmental approval, consent, license or permit is required under Applicable Environmental Laws for Paradigm to perform any portion of its work at the Property, including without limitation any air emission permits, before commencing any such work, Paradigm shall be solely responsible, at Paradigm’s expense, for obtaining and maintaining, and providing copies of, each approval, consent, license or permit.

13.3       Survival.  The provisions of this Section shall survive expiration or termination of this Agreement.

14.          Property Maintenance.

14.1       Federal and State Mining Claim Maintenance Fees.  On the later of:

14.1.1    July 1, 2016; and

14.1.2    the date which is five (5) business days after the Second Payment Date,

Paradigm shall pay the federal annual mining claim maintenance fees and Nevada mining claims fees for the unpatented mining claims included in the Property which are due on or before September 1, 2016, and November 1, 2016, respectively, and promptly shall deliver substantiation of such payments.  Paradigm shall execute and record or file, as applicable, proof of payment of the federal annual mining claim maintenance fees and of Owner’s intention to hold the unpatented mining claims which constitute the Property.  If Paradigm exercises the Option, Paradigm shall perform the foregoing obligations for the annual assessment year September 1, 2017, to September 1, 2018, on or before July 1, 2017.  Paradigm shall pay the federal annual mining claim fees, administrative fees, and annual maintenance fees, and Nevada mining claim fees, map fees, and recording fees for the unpatented mining claims located by Owner for which the certificates of location and mining claim maps have not been filed and recorded on or before the Effective Date.

14.2       Amendment of Mining Laws.  The parties acknowledge that legislation for the amendment or repeal of the mining laws of the United States applicable to the Property has been, and in the future may be, considered by the United States Congress.  The parties desire to insure that any and all interests of the parties in the lands subject to the unpatented mining claims which comprise all or part of the Property, including any rights or interests acquired in such lands under the mining laws as amended, repealed or superseded, shall be part of the Property and shall be subject to the Agreement.  If the mining laws applicable to the unpatented mining claims subject to this Agreement are amended, repealed or superseded, the conversion or termination of Owner’s interest in the Property pursuant to such amendment, repeal or supersession of the mining laws shall not be considered a deficiency or defect in Owner’s title in the Property, and Paradigm shall have no right or claim against Owner resulting from the conversion, diminution, or loss of Owner’s interest in and to the Property, except as expressly provided in this Agreement.  If pursuant to any amendment or supersession of the mining laws Owner is granted the right to convert its interest in the unpatented mining claims comprising the Property to a permit, license, lease, or other right or interest, all converted interests or rights shall be deemed to be part of the Property subject to this Agreement.  Upon the grant or issuance of such converted interests or rights, the parties shall execute and deliver an addendum to this Agreement, in recordable form, by which such converted interests or rights are made subject to this Agreement.

14.3       Amendment and Relocation of Claims.  On not less than ten (10) days notice to and after consultation with Owner, Paradigm shall have the right to amend or relocate in the name of Owner any of the unpatented mining claims subject to this Agreement which Paradigm deems advisable to so amend or relocate and the right to abandon any unpatented mining claims subject to this Agreement and to relocate the lands formerly appropriated by such abandoned mining claims as mill sites.  Subject to the provisions in this Section, Owner appoints Paradigm as Owner’s lawful attorney in fact for the purpose of the location, amendment or relocation of any such claims.  All amended or new locations shall be part of the mining claims subject to this Agreement and the parties will promptly after amendment or location of such claims execute and deliver an addendum to this Agreement and an amended memorandum of this Agreement to such effect.

15.          Relationship of the Parties.

15.1       No Partnership.  This Agreement shall not be deemed to constitute any party, in its capacity as such, the partner, agent or legal representative of any other party, or to create any joint venture, partnership, mining partnership or other partnership relationship between the parties.

15.2       Competition.  Except as expressly provided in this Agreement, each party shall have the free and unrestricted right independently to engage in and receive the full benefits of any and all business endeavors of any sort outside the Property, the Area of Interest or otherwise outside the scope of this Agreement, whether or not competitive with the endeavors contemplated under this Agreement, without consultation with or participation of the other party.  In particular, without limiting the foregoing, neither party to this Agreement shall have any obligation to the other as to any opportunity to acquire any interest, property or right offered to it outside the scope of this Agreement.

16.         Inspection.  Until Paradigm pays the Fourth Payment, Owner or Owner’s duly authorized representatives shall be permitted to enter on the Property and Paradigm’s workings at all reasonable times for the purpose of inspection, but they shall enter on the Property at their own risk and in such a manner which does not unreasonably hinder, delay or interfere with Paradigm’s operations.

17.         Title.

17.1       Representations and Warranties.  In respect of the unpatented mining claims Owner represents and warrants that:  (a) the unpatented mining claims were properly located in accordance with applicable federal and state laws and regulations; (b) the federal annual mining claim maintenance and rental fees have been paid properly, except for the *** unpatented mining claims for which such fees are not yet due; (c) the unpatented mining claims are in good standing; (d) subject to the paramount title of the United States, Owner has good right and full power to lease and to convey the interests described in this Agreement; (e) the unpatented mining claims are free and clear of all liens, claims and encumbrances created by, through or under Owner; and (f) to Owner’s best knowledge, the unpatented mining claims are free and clear of all liens, claims and encumbrances created by, through or under third parties.  Owner disclaims any representation or warranty concerning the existence or proof of a discovery of locatable minerals on or under the Property.

17.2       Paradigm’s Title Remedies.  If as a result of Owner’s failure to properly locate and perfect by filing and recording of the certificates of location for the unpatented mining claims included in the Property, Owner owns an interest in such unpatented mining claims which is less than the entire interest, Paradigm may seek any remedies available to it at law or in equity.  Paradigm may also acquire any interest not owned by Owner, the restitution of any and all payments made by Paradigm pursuant to this Agreement.  If Owner fails to promptly remedy any defects in title or to pay, when due, mortgages or other liens against the Property, Paradigm shall have the right, but shall not be obligated, to remedy such defects or to pay such amounts, and if it does so, Paradigm shall have the right to offset and credit against subsequent payments due to Owner all of Paradigm’s costs and payments reasonably and in good faith incurred to remedy such defects or to pay such amounts, including any and all costs incurred by Paradigm to acquire from any third party any interest in the Property or any portion of the Property.

17.3          Escrow of Payments Pending Dispute.  If at any time a third party asserts a bona fide claim of ownership in the Property or the Minerals which is adverse to the interest of Owner or Paradigm, Paradigm may deposit any payments which would otherwise be due to Owner into escrow and give notice of such deposit to Owner.  In the event of such a dispute as to ownership of the Property or the Minerals, Paradigm’s obligation to pay Purchase Price may be deferred until twenty (20) days after Paradigm is furnished satisfactory evidence that such dispute has been finally settled.

17.4       Survival of Paradigm’s Rights.  The provisions of this Section shall survive any termination of this Agreement and *** after Owner’s execution, delivery and recording of the Deed of the Property on Closing of the Option.

18.         Covenants, Warranties and Representations.  Each of the parties covenants, warrants and represents for itself as follows:

18.1       Compliance with Laws.  That it has complied with all applicable laws and regulations of any governmental body, federal, state or local, regarding the terms of and performance of its obligations under this Agreement.

18.2       No Pending Proceedings.  That there are no lawsuits or proceedings pending or threatened which affect its ability to perform the terms of this Agreement.

18.3       Costs.  That it shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

18.4       Brokers.  That it has had no dealings with any agent, broker or finder in connection with this Agreement, and shall indemnify, defend and hold the other party harmless from and against any claims that may be asserted through such party that any agent’s broker’s or finder’s fee is due in connection with this Agreement.

18.5       Patriot Act.  That it is not on the Specially Designated National & Blocked Persons List of the Office of Foreign Assets Control of the United States Treasury Department and is not otherwise blocked or banned by any foreign assets office rule or any other law or regulation, including the USA Patriot Act or Executive Order 13224.

19.         Termination by Owner.  Any failure by Paradigm to perform any of its covenants, liabilities, obligations or responsibilities under this Agreement shall be a default.  Owner may give Paradigm written notice of a default.  If the default is not remedied within thirty (30) days after receipt of the notice, provided the default can reasonably be cured within that time, or, if not, if Paradigm has not within that time commenced action to cure the same or does not after such commencement diligently prosecute such action to completion, Owner may terminate this Agreement by delivering notice to Paradigm of Owner’s termination of this Agreement.  In the case of Paradigm’s failure to pay any part of the Purchase Price, Owner shall be entitled to give Paradigm written notice of the default, and if such default is not remedied within fifteen (15) days after the receipt of the notice, then Owner may terminate this Agreement by delivering notice to Paradigm of Owner’s termination of this Agreement.  On termination of this Agreement based on Paradigm’s default, within ten (10) days after termination Paradigm shall execute and deliver to Owner a release and termination of this Agreement in form acceptable for recording.

20.         Termination by Paradigm.  In addition to its termination right under Section 2.2, Paradigm may at any time terminate this Agreement or after the Closing Date surrender the Property, as applicable, by giving thirty (30) days written notice to Owner.  If Paradigm terminates this Agreement under this Section or surrenders the Property in accordance with the Deed, Paradigm shall perform all obligations and pay all payments which accrue or become due before the termination date, including the work commitment and Differential payment obligations, as applicable.  For the avoidance of doubt, if Paradigm terminates this Agreement on or before the Third Payment Date, the Fourth Payment Date or the Fifth Payment Date, Paradigm shall be relieved of its obligation to pay the applicable payment and any succeeding payment(s).  If Paradigm does not timely notify Owner of Paradigm’s election to terminate this Agreement or to surrender the Property, Paradigm shall be obligated to pay any part of the Purchase Price which becomes due before termination of this Agreement or surrender of the Property, as applicable.  On Paradigm’s termination of this Agreement, within ten (10) days after termination Paradigm shall execute and deliver to Owner a release and termination of this Agreement in form acceptable for recording.

21.         Surrender of Property.  On expiration or termination of this Agreement (other than as a result of the Closing of the Option), Paradigm shall surrender the Property promptly to Owner and at Paradigm’s sole cost shall remove from the Property all of Paradigm’s buildings, equipment and structures.  Paradigm shall reclaim the Property in accordance with all applicable Governmental Regulations.  Paradigm shall diligently perform such reclamation and restoration of the Property as is required under any notice of intent to operate obtained by Paradigm or as a result of operations undertaken by Paradigm on the Property such that Paradigm’s reclamation and restoration shall be completed not later than the date required under any Governmental Regulations.  On expiration or termination of this Agreement (other than as a result of’ the Closing of the Option), Paradigm shall have the right to enter on the Property for the purpose of reclaiming the Property in accordance with applicable Governmental Regulations.  Paradigm shall close all historic mine openings, including adits, shafts, trenches or underground openings, created or used by Paradigm during the term of this Agreement in accordance with Governmental Regulations.

22.         Data.  On the Effective Date, at Owner’s sole cost and expense, Owner shall deliver to Paradigm copies of all of the publicly available data and data independently created by Owner regarding the Property which Owner possesses and which before the Effective Date Owner has not delivered to Paradigm.  Within thirty (30) days following termination of this Agreement, except on Paradigm’s exercise of the Option, at Paradigm’s sole cost and expense, Paradigm shall deliver to Owner copies of all data regarding the Property in Paradigm’s possession at the time of termination which before termination have not been furnished to Owner.  The digital data shall be in a format which is readable and useful using commercially available software which is customarily used in the mineral industry in the United States.  All digital and written data shall be in English.  Within thirty (30) days following termination of this Agreement, except on Paradigm’s exercise of the Option, at Paradigm’s sole cost and expense, Paradigm shall deliver to Owner all drilling core, samples and sample splits taken from the Property which are in Paradigm’s possession on the effective date of termination of this Agreement.  If Owner does not take delivery of the drilling core, samples and sample splits within thirty (30) days following the effective date of termination of this Agreement, Paradigm may dispose of them in any manner determined in its discretion.

23.         Confidentiality.  The data and information, including the terms of this Agreement, disclosed to any party by another party by virtue of this Agreement shall be deemed confidential and shall not be disclosed to outside third parties except as may be required to publicly record or protect title to the Property or to publicly announce and disclose information under Governmental Regulations or under the rules and regulations of any stock exchange on which the stock of any party, or the parent or affiliates of any party, is listed.  Owner agrees to inform Paradigm of the content of the announcement or disclosure in sufficient time to permit the other party to jointly or simultaneously make a similar public announcement or disclosure.  If Owner or Paradigm negotiates for a transfer of all or any portion of its interest in the Property or under this Agreement or negotiates to procure financing or loans relating to the Property, in order to facilitate any such negotiations Owner or Paradigm (as applicable) shall have the right to furnish information to third parties, provided that each third party to whom the information is disclosed agrees to maintain its confidentiality in the manner provided in this Section.  Owner and its members shall have the right of disclosure to their accounting and legal advisors and to the beneficiaries of such members’ estate plan instruments.  Data and information which the parties publicly disclose or which is in the public domain shall not be confidential information for purposes of this Section.

24.         Assignment.

24.1       Paradigm’s Assignment.

24.1.1     While any part of the Purchase Price remains outstanding, except as expressly provided in this Agreement, Paradigm shall not assign, convey, encumber, sublease, or license or otherwise transfer (each a “Transfer”) all or any part of its interest in this Agreement or the Property, without, in each case, Owner’s prior written consent, which shall not be •withheld unreasonably.  Any Transfer of this Agreement which is prohibited under this Section shall be deemed void and shall constitute a material default under the terms of this Agreement.  In its consideration of Paradigm’s request for consent to a Transfer, Owner may consider, but is not limited to considering, the financial, legal, operating and regulatory history, and the market capitalization of the proposed transferee.  Before execution of any documents effecting a Transfer, Paradigm shall provide Owner with a copy of the proposed Transfer documents not less than fifteen (15) days before Paradigm’s execution of the documents.  The instrument of Transfer shall provide that the transferee assumes and agrees to perform all of Paradigm’s obligations under this Agreement.  Paradigm acknowledges that if Paradigm requests that Owner consent to a Transfer, Owner will incur costs and attorney’s fees for the purpose of evaluating Paradigm’s request.  Paradigm agrees to reimburse Owner for Owner’s costs and attorney’s fees incurred in response to Paradigm’s request for consent for a Transfer in an amount not to exceed ***.

24.1.2    Following payment of the Fifth Payment, Paradigm shall have the right to assign all or any part of its interest in this Agreement or the Property without Owner’s consent.

24.2       Owner’s Assignment.  Subject to the provisions of this Section, Owner shall have the right to transfer its interest in this Agreement and the Property.  No change in ownership of Owner’s interest in the Property shall affect Paradigm’s obligations under this Agreement unless and until Owner delivers and Paradigm receives copies of the documents which demonstrate the change in ownership of Owner’s interest.  Until Paradigm receives Owner’s notice and the documents required to be delivered under this Section, Paradigm may continue to make all payments under this Agreement as if the transfer of Owner’s ownership interest had not occurred.  No division of Owner’s ownership as to all or any part of the Property shall enlarge Paradigm’s obligations or diminish Paradigm’s rights under this Agreement.

25.          Force Majeure.  The respective obligations of the parties, except Paradigm’s obligations to pay the Purchase Price, maintain insurance coverage and to perform or pay Property maintenance obligations, including payment of the federal annual mining claim maintenance fees for the unpatented mining claims which constitute the Property, shall be suspended during the time and to the extent that the parties are prevented from compliance, in whole or in part, by accident, act or restraint of any lawful authority, earthquake, unavailability of equipment and equipment operating crews (including drilling equipment and drilling crews), fire, flood, labor shortage, stoppage or strike, application or imposition of Governmental Regulations which prohibit or unreasonably hinder or interfere with Paradigm’s operations on the Property, including delay or refusal in the issuance of license or permit approvals and other causes of the same or other character beyond the reasonable control of the parties.

26.          Disputes Not to Interrupt Operations.  Disputes or differences between the parties shall not interrupt performance of this Agreement or the continuation of Paradigm’s operations.  In the event of any dispute or difference, operations may be continued, and settlements and payments may be made in the same manner as before such dispute or difference.

27.          Memorandum Agreement.  The parties shall execute and deliver a memorandum of this Agreement which shall include Owner’s notice of nonresponsibility.  The execution of the memorandum shall not limit, increase or in any manner affect any of the terms of this Agreement or any rights, interests or obligations of the parties.

28.          Notices.  Any notices required or authorized to be given by this Agreement shall be in writing and shall be sent either by commercial courier, facsimile, or by certified U.S. mail, postage prepaid and return receipt requested, addressed to the proper party at the address stated below or such address as the party shall have designated to the other parties in accordance with this Section, together with a copy to such email address as the party shall have designated to the other parties in accordance with this Section.  Such notice shall be effective on the date of receipt by the addressee party, except that any facsimiles received after 5:00 p.m. of the addressee’s local time shall be deemed delivered the next day.

If to Owner or the Warrantors:	Boundary Peak Minerals LLC
***
***
Attention: ***
By email: ***

If to Paradigm or Global:	Paradigm Minerals Arizona Corporation

c/o Global Geoscience Ltd.
Suite 203, 161 Walker Street
North Sydney, NSW 2060

Attention: ***
By email: ***

29.         Binding Effect of Obligations.  This Agreement shall be binding upon and inure to the benefit of the respective parties and their successors or assigns.

30.         Entire Agreement.  The parties agree that the entire agreement between them is written in this Agreement and in a memorandum of agreement of even date.  There are no terms or conditions, express or implied, other than expressly stated in this Agreement.  This Agreement may be amended or modified only by a written instrument signed by the parties with the same formality as this Agreement.  The parties acknowledge and agree that this Agreement supersedes and replaces the Letter Agreement.

31.         Governing Law and Forum Selection.  This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada.  Any action or proceeding concerning the construction, or interpretation of the terms of this Agreement or any claim or dispute between the parties shall be commenced and heard in the Second Judicial District Court of the State of Nevada, in and for the County of Washoe, Reno, Nevada.  Each of the parties agrees that the Second Judicial District Court has jurisdiction of the subject matter of this Agreement and personal jurisdiction of the parties and each of the parties agree to submit to the jurisdiction of the Second Judicial District Court.

32.         Multiple Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same Agreement.

33.         Severability.  If any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal or in conflict with any Governmental Regulations, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be invalid.

34.         Time of Essence.  Time is of the essence in the performance of the parties’ obligations under this Agreement.

35.         Attorney’s Fees.  The prevailing party in any litigation or other form of dispute resolution elected by the parties concerning this Agreement and the parties’ rights and obligations under this Agreement shall be entitled to an award of its reasonable attorney’s fees and costs incurred in such litigation or other form of dispute resolution.

36.         Warrantors.  Except as otherwise expressly provided in this Agreement, Warrantors have executed this Agreement for the sole purpose of representing that Warrantors own *** of the members’ interests in Owner as follows:  ***.  Each Warrantor represents that such Warrantor has not entered into any agreement or executed any instrument by which such Warrantor has conveyed or granted any right, title, or interest in or any option to purchase any right, title, or interest in such Warrantor’s membership interest in Owner.

The parties have executed this Agreement effective the Effective Date.

Boundary Peak Minerals LLC

***

Paradigm Minerals Arizona Corporation

By	/s/Bernard Rowe
Name	Bernard Rowe
Title	Director

Global Geoscience Ltd.

By	/s/ Bernard Rowe
Name	Bernard Rowe
Title	Director

Global Guaranty

Global unconditionally and irrevocably assures and guarantees all of the agreements; covenants and obligations of Paradigm under this Agreement.  This guarantee is absolute, irrevocable, primary and unconditional, irrespective of any circumstances which might otherwise constitute a legal or equitable discharge or defense of or by a Global or surety.  Subject to the limitation of Global’s liabilities and obligations contained in this guarantee, if for any reason any sums are not paid when due, or any agreement, condition, covenant or term is not performed or observed in accordance with this guarantee, Global, within five (5) business days after notice, but in any event before expiration of any period of grace provided for in this guarantee, shall pay the same in accordance with the terms of this guarantee, and will perform or observe or cause to be performed and observed every such agreement, condition, covenant and term of this guarantee regardless of:  (a) any defenses or rights of setoff or counterclaims which Global may have or assert; (b) whether Owner has taken any steps to enforce any rights against Paradigm or Global or any other remedy as a result of the default of Paradigm; and (c) any other condition or contingency.  Global’s failure to comply with the provisions of this Section shall constitute an event of default under this guarantee.  Global agrees to pay to Owner such amounts as may be sufficient to cover the cost and expense of Owner’s collection of any sums due and payable or enforcement of this guarantee or this guarantee, including, in any arbitration proceeding, action or case, fees and costs, court costs and reasonable attorney’s fees.  This guarantee is an assurance and guaranty of payment and performance and not merely of collectibility.  Performance under this guarantee shall not give rise to any right of subrogation in favor of Global as to any person or party until such time as the payments and obligations due under this guarantee and this guarantee have been paid or discharged in full.  Global’s agreements, assurances, covenants, duties and obligations under this guarantee shall in no way be affected or impaired by reason of the occurrence of any of the following events:  (a) the waiver by Owner of the performance or observance by Global of this guarantee; (b) the extension, in whole or in part, of the time for payment by Global of any sums owing or payable under this guarantee; (c) alteration or modification (whether material or otherwise) of any of the obligations of Global under this guarantee; (d) any delay, failure, inability part of or omission by Owner to assert, enforce, exercise any right, title or remedy conferred on or available to Owner in or under this guarantee; (e) any change in the relationship between Global and Paradigm; or (f) termination of this guarantee or any assignment, conveyance, sale or transfer by Paradigm of any or all of its rights in or under this guarantee.

Global Geoscience Ltd.

By
Name
Title

STATE OF NEVADA,	)
ss
COUNTY OF WASHOE.	)

This Mining Lease and Option to Purchase Agreement was acknowledged before me on June _3__ 2016, by *** individually and in his capacity as Manager of Boundary Peak Minerals LLC.

/s/ Kathy M. Miyoshi
Notary Public

STATE OF NEVADA,	)
ss
COUNTY OF WASHOE.	)

This Mining Lease and Option to Purchase Agreement was acknowledged before me on June _3__, 2016, by *** individually and in her capacity as ***.

/s/ Kathy M. Miyoshi
Notary Public

STATE OF NEVADA,	)
ss
COUNTY OF WASHOE.	)

This Mining Lease and Option to Purchase Agreement was acknowledged before me on June _3__ 2016, by ***.

/s/ Kathy M. Miyoshi
Notary Public

STATE OF NEW SOUTH WALES,	)
ss.
________________LOCAL GOVERNMENT AREA.	)

This Mining Lease and Option to Purchase Agreement was acknowledged before me on June___, 2016, by _____________________________ as the ________________________ of Paradigm Minerals Arizona Corporation.

Notary Public
My appointment does not expire.

STATE OF NEW SOUTH WALES,	)
ss.
________________LOCAL GOVERNMENT AREA.	)

This Mining Lease and Option to Purchase Agreement was acknowledged before me on June___, 2016, by ____________________________ as the ___________________________ of Global Geosciences Ltd.

_______________________________
Notary Public
My appointment does not expire.

Exhibit A
 Description of Area of Interest and Property
 Esmeralda County, Nevada

Area of Interest.

Area of Interest.

The Area of Interest shall include the following lands:

T1NR37E:  Sections 29 - 32 and W1/2 Section 33
T1SR37E:  Sections 4 - 9, 16 - 23. 26 - 28, and 33 – 35
T2SR37E:  Sections 2 – 4
T1NR36E:  Section 36.

Property

Unpatented mining claim:

SLB 1-48          NMC 1117360-1117407
NLB 1-72          NMC 1118666-1118737

SLB 49 – 109 located April 28 and 29, 2016 and May 29 and 30, 2016

Exhibit B
Deed

11 July 2016

Boundary Peak Minerals LLC
 ***
 ***

Attention:  ***
By email:  ***

Dear Sirs

Exploration Option Agreement- Extension of time to issue Second Payment Shares

We refer to the Exploration Option Agreement (Agreement) dated 3 June 2016 between Boundary Peak Minerals LLC (Owner) and Global Geoscience Limited (Global).

Variation and Consent

1.	Pursuant to this letter (Variation Letter), the parties agree to amend the Agreement:

(a)	to extend the date for the issue of the Second Payment Shares so that Global must issue the Second Payment Shares on or before 26 August 2016; and

(b)	so that the voluntary escrow period which applies to the Second Payment Shares will be the period from the issue of the Second Payment Shares until 15 February 2017.

2.	By the execution of this Variation Letter, Owner irrevocably consents to the variation of the Agreement as set out in this Variation letter.

General

3.	The Agreement continues In full force and effect save and except as varied by this Variation Letter.

Global Geoscience Ltd	Tel:	+61 (2) 9922-5800
ABN 76 098 564 606	Fax:	+61 (2) 9922-4004
Suite 203, 161 Wmker Street	e-mail:	explore@globalgeo.com.au
NORTH SYDNEY NSW 2060	Web:	www.globalgeo.com.au
AUSTRALIA

4.
This Variation Letter shall be governed and construed in accordance with the laws of the State of Nevada and the parties agree to submit to the jurisdiction of the Second Judicial District Court of the State of Nevada, in and for the County of Washoe, Reno, Nevada.

5.	This Variation letter may be executed in any number of counterparts and all those counterparts shall together constitute one instrument.

6.	Terms used in this Variation Letter have the same meaning as the terms defined in the Agreement unless the context requires otherwise.

Please confirm Owner’s acceptance of the terms and conditions of this Variation Letter, by signing where indicated below.

Yours faithfully

/s/ Bernard Rowe

Bernard Rowe
Managing Director
Global Geoscience Limited

The parties have executed this Variation Letter effective the Effective Date.

***
Paradigm Minerals Arizona Corporation

By	/s/ Bernard Rowe
Name	Bernard Rowe
Title	Director

Global Geoscience Ltd.

By	/s/ Bernard Rowe
Name	Bernard Rowe
Title	Managing Director

18 July, 2016

Boundary Peak Minerals LLC
 ***
 ***

Attention:  ***
 By email:  ***

Dear Sirs

Exploration Option Agreement - Extension of time to issue Second Payment Shares

We refer to the Exploration Option Agreement (Agreement) dated 3 June 2016 between Boundary Peak Minerals LLC (Owner) and Global Geoscience Limited (Global) as amended.

Variation and Consent

1.	Pursuant to this letter (Variation Letter), the parties agree to amend the Agreement by deleting Section 5.2 and replacing it with:

5.2	Second Payment.

5.2.1	On the Second Payment Date, Paradigm shall pay to Owner the sum of ***; and

5.2.2
(subject to Global shareholder approval and execution of voluntary escrow agreements by all holders) on or before 26 August 2016, Global shall deliver to Owner the number of Shares determined in accordance with this Section,

(collectively the “Second Payment”).  The Second Payment Shares shall be equivalent of *** in Shares at an exchange rate of A$1 = US$0.75 and a Share price based on the lower of (a) A$0.04 per Share, and (b) the 30-trading day volume weighted average price for the Shares (“VWAP”) fifteen (15) trading days either side of the Second Payment Date.  The Second Payment Shares issued will be escrowed for from issue until 15 February 2017.

Global Geoscience Ltd	Tel:	+61 (2) 9922-5800
ABN 76 098 564 606	Fax:	+61 (2) 9922-4004
Suite 203, 161 Wmker Street	e-mail:	explore@globalgeo.com.au
NORTH SYDNEY NSW 2060	Web:	www.globalgeo.com.au
AUSTRALIA

2.	By the execution of this Variation Letter, the parties irrevocably consent to the variation of the Agreement as set out in this Variation Letter.

General

3.	The Agreement continues in full force and effect save and except as varied by this Variation Letter.

4.
This Variation Letter shall be governed and construed in accordance with the laws of the State of Nevada and the parties agree to submit to the jurisdiction of the Second Judicial District Court of the State of Nevada, in and for the County of Washoe, Reno, Nevada.

5.	This Variation Letter may be executed in any number of counterparts and all those counterparts shall together constitute one instrument.

6.	Terms used in this Variation Letter have the same meaning as the terms defined in the Agreement unless the context requires otherwise.

Please confirm Owner’s acceptance of the terms and conditions of this Variation Letter, by signing where indicated below.

Yours faithfully

Bernard Rowe
Managing Director
Global Geoscience Limited

The parties have executed this Variation Letter effective the Effective Date.

***
Paradigm Minerals Arizona Corporation

By	/s/ Bernard Rowe
Name	Bernard Rowe
Title	Director

Global Geoscience Ltd.

By	/s/ Bernard Rowe
Name	Bernard Rowe
Title	Director

1 July 2016

Boundary Peak Minerals LLC
 ***
 ***

Attention:  ***
 By facsimile:  ***
 By email:  ***

Dear Sirs

Notice of Completion of Due Diligence

We refer to the Exploration Option Agreement (Agreement) dated 3 June 2016 between Boundary Peak Minerals LLC (Owner) and Global Geoscience Limited (Global).  Terms which are defined in the Agreement shall have the same meaning where used in this notice, unless the context requires otherwise.

Global confirms that it has completed its due diligence investigation of the Property to its satisfaction.  Accordingly:

1.	the Due Diligence Notice Date and the Second Payment Date under the Agreement are both 1 July 2016., being the date of this notice; and

2.
subject to Global shareholder approval and execution of a voluntary escrow agreement by Owner (or Its nominees) in accordance with Section 5.2.2 of the Agreement, Global will issue the Second Payment Shares to the Owner (or its nominees) on or before 15 August 2016 (being 45 days from the Second Payment Date).

Yours faithfully

/s/ Bernard Rowe
Bernard Rowe
Managing Director
Global Geoscience Limited

Global Geoscience Ltd	Tel:	+61 (2) 9922-5800
ABN 76 098 564 606	Fax:	+61 (2) 9922-4004
Suite 203, 161 Wmker Street	e-mail:	explore@globalgeo.com.au
NORTH SYDNEY NSW 2060	Web:	www.globalgeo.com.au
AUSTRALIA